UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to Registration Statement on
FORM 8-A

FOR REGISTRATION OF CERTIAN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

RealNetworks, Inc.
(Exact name of registrant as specified in its charter)

Washington	91-1628146
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of principal executive offices) (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Preferred Stock, par value $0.001 per share	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

The undersigned registrant hereby amends the following items, exhibits or other portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 14, 1998, as amended on June 16, 1999, February 7, 2000, June 8, 2000, and December 3, 2008, as set forth below.
Item 1. Description of Registrant's Securities to be Registered.
On April 15, 2016, RealNetworks, Inc. (the “Company”) entered into (1) an Amendment (the “Amendment”) to the Amended and Restated Shareholder Rights Plan, dated as of December 2, 2008 (the “Rights Agreement”), between the Company and Computershare Inc. (as successor to Mellon Investor Services LLC); and (2) a Shareholder Rights Plan Exception Agreement (the “Exception Agreement”) with Ariel Investments, LLC (“Ariel”).
The effect of the Amendment and the Exception Agreement is to permit Ariel, together with all of its Affiliates (as defined in Rights Agreement) and Associates (as defined in Rights Agreement), to become the Beneficial Owner (as defined in Rights Agreement) of no more than 19.9% of the Company’s common stock then outstanding.
Under the Exception Agreement, if Ariel, together with all of its Affiliates and Associates, is the Beneficial Owner of 15% or more of the Company’s common stock, then, in connection with (1) any meeting of the shareholders of the Company; (2) any action by written consent of the shareholders of the Company in lieu of a meeting; or (3) any other action by the shareholders of the Company, Ariel, together with its Affiliates and Associates, will not, directly or indirectly, exercise, permit or cause to be exercised any voting or other related rights (including, but not limited to, the right to a call a special meeting of the shareholders of the Company) with respect to the shares of the Company’s common stock for which Ariel is the Beneficial Owner and that are in excess of 15% of the Company’s common stock outstanding on the record date for such meeting, action by written consent or other action.
The foregoing is a summary of the terms of the Amendment and the Exception Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.1 and incorporated herein by reference, and the Exception Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.
Item 2. Exhibits.

Exhibit No.	Description

4.1
Amendment to Amended and Restated Shareholder Rights Plan, dated as of April 15, 2016, between RealNetworks, Inc. and Computershare Inc. (as successor to Mellon Investor Services LLC), as rights agent. (Incorporated by reference to the corresponding exhibit to the Current Report on Form 8-K filed by RealNetworks, Inc. with the Securities and Exchange Commission on April 15, 2016.)

10.1
Shareholder Rights Plan Exception Agreement, dated as of April 15, 2016, between RealNetworks, Inc. and Ariel Investments, LLC. (Incorporated by reference to the corresponding exhibit to the Current Report on Form 8-K filed by RealNetworks, Inc. with the Securities and Exchange Commission on April 15, 2016.)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

REALNETWORKS, INC.

By:	/s/ Michael Parham
Michael Parham
Senior Vice President, General Counsel and Corporate Secretary
Dated: April 15, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amendment to Amended and Restated Shareholder Rights Plan, dated as of April 15, 2016, between RealNetworks, Inc. and Computershare Inc. (as successor to Mellon Investor Services LLC), as rights agent. (Incorporated by reference to the corresponding exhibit to the Current Report on Form 8-K filed by RealNetworks, Inc. with the Securities and Exchange Commission on April 15, 2016.)

10.1
Shareholder Rights Plan Exception Agreement, dated as of April 15, 2016, between RealNetworks, Inc. and Ariel Investments, LLC. (Incorporated by reference to the corresponding exhibit to the Current Report on Form 8-K filed by RealNetworks, Inc. with the Securities and Exchange Commission on April 15, 2016.)